Exhibit 99.1
October 23rd, 2012

Dear Fellow Shareholders,

In Q3, our global streaming membership grew by nearly 2 million, and our 29 million streaming members enjoyed over 3 billion hours of TV shows and movies from Netflix.

We have compelling exclusive content, an outstanding member experience, and a brand that stands for high quality streaming entertainment. These strengths, combined with the industry-wide forces of improving Internet devices and bandwidth, are fueling our rapid growth around the world.

Our summary results for Q3 2012 follow:

(in millions except per share data)	Q3 '11	Q4 '11	Q1 '12	Q2 '12	Q3'12
Domestic Streaming:
Net Subscription Additions	—	0.22	1.74	0.53	1.16
Total Subscriptions	21.45	21.67	23.41	23.94	25.10
Paid Subscriptions	20.51	20.15	22.02	22.69	23.80
Revenue	—	$476	$507	$533	$556
Contribution Profit	—	$52	$67	$83	$91
Contribution Margin	—	10.9%	13.2%	15.6%	16.4%

International Streaming:
Net Subscription Additions	0.51	0.38	1.21	0.56	0.69
Total Subscriptions	1.48	1.86	3.07	3.62	4.31
Paid Subscriptions	0.99	1.45	2.41	3.02	3.69
Revenue	$23	$29	$43	$65	$78
Contribution Profit (Loss)	$(23)	$(60)	$(103)	$(89)	$(92)

Domestic DVD:
Net Subscription Additions	—	(2.76)	(1.08)	(0.85)	(0.63)
Total Subscriptions	13.93	11.17	10.09	9.24	8.61
Paid Subscriptions	13.81	11.04	9.96	9.15	8.47
Revenue	—	$370	$320	$291	$271
Contribution Profit	—	$194	$146	$134	$131
Contribution Margin	—	52.4%	45.6%	46.0%	48.2%

Global:
Revenue	$822	$876	$870	$889	$905
Net Income (Loss)	$62	$35	$(5)	$6	$8
EPS	$1.16	$0.64	$(0.08)	$0.11	$0.13

Free Cash Flow	$14	$34	$2	$11	$(20)
Shares (FD)	53.9	55.4	55.5	58.8	58.7

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Domestic Streaming
Q3 Results and Q4 Outlook

In Q3 we grew to 25.1 million domestic streaming members, on a guidance range of 24.9 to 25.7 million. For Q4, our guidance is for our U.S. membership base to increase to between 26.4 and 27.1 million, up more than 20% year over year from where we started the year at 21.7 million members.

In Q3 we grew our contribution margin to 16.4%. For Q4, we are targeting 17%, an improvement of 60 basis points quarter over quarter and 600 basis points year over year from 10.9% last Q4.

Membership satisfaction is very high, as seen in two key metrics: we increased our per member viewing in Q3 by more than 30% (year over year) to record highs by improving our content and member experience; and our voluntary churn is generally the lowest it has ever been. In contrast, involuntary churn has been increasing as we grow more mainstream and attract more lower-income households.

Gross acquisitions continue to grow on a year over year basis. We also continue to see strength in repeat customers.

While we are not growing membership as fast as in 2010, we think that over time nearly all U.S. households will be broadband households, nearly all video will be Internet video, and that as our content and member experience continue to improve faster than competitors, our long-term domestic market opportunity remains 2-3x that of linear HBO.

Domestic Streaming Content

Our members continue to enjoy TV shows from Netflix in huge numbers. About two thirds of our viewing is now episodic content, and about one third is movies. Both are important to us and our members.

For on-demand movies, consumers today have many options at home, including $1.20 per night DVD from Redbox, DVR-recorded movies from premium and basic networks, DVD purchase and transactional on-demand offerings, like VOD or EST. In comparison, Netflix has better content discovery, is simpler to use, and is on all Internet screens. So our movie offering is substantially, but not amazingly, better than other movie options for consumers.

_______________________

1 There are two components of churn/retention: “voluntary” which is members cancelling their service, and “involuntary” which is Netflix cancelling their service due to our inability to collect from their debit/credit card. For any set of members, churn declines over time as one would expect. Therefore, to detect trends, we look at churn/retention at various points in time across our members' lifetimes, such as month 6 to month 7, for example.

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For serialized TV shows, however, we do offer an amazingly better experience, because our members can start right from the pilot episode of season one and watch multiple seasons at their own pace. Neither Redbox DVD nor the DVR truly offers this capability. Buying expensive boxed-set DVDs or even more expensive seasons of $2 episodes on VOD are the only other options for enjoying this “discover a show” behavior. Our high relative advantage in TV shows is part of why our viewing is now about two thirds TV shows.

Of our top ten TV shows, six are only on Netflix, and not available on Hulu, Amazon Prime Instant Video, or HBO GO. The ratio is slightly higher for our top 50 TV shows. We have a very unique and compelling offering.

While we were interested in keeping Epix movies exclusive to Netflix, we and Epix could not reach terms that made sense to both of us. We could better spend the incremental dollars on high profile TV titles. The movies from Epix constitute only about 5% of our viewing, and we continue to have them, on a non-exclusive basis. We will be a bidder for future fully exclusive studio output deals for movies as they become available.

In general, to maintain a great service and low prices, we have to be choosy about what we are licensing for Netflix. Given the high volume of programming available on Netflix, titles come into and out of license nearly every day. Suppliers, of course, are incentivized to talk about how important their particular offering is to our service, and it can be concerning to investors to read stories of content non-renewal.

We strive to offer our subscribers exceptional levels of high quality premium content choices. In order to do that, we have to make sure that relative to the cost of that content, we are making wise programming choices. Overall, Netflix now has a more engaging mix of movies and TV shows than it has ever had and continues to improve, as seen in our considerable growth in per member viewing. Our licensing teams are expert programmers informed by more than a decade of rich data on viewer preferences and viewing habits which allows them to license an overall mix of compelling content to uniquely please Netflix members.

Our Netflix Originals are an integral part of our global content strategy, and we'll go into more detail about them below.

International Streaming

We added nearly 0.7 million international streaming members in Q3, ending the quarter with 4.3 million international members. Net additions were at the high end of our guidance range, reflecting stronger than forecasted subscriber growth in each of our international markets.

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Nordics

We launched our service in the Nordics (Denmark, Finland, Norway and Sweden) just last week, and have been very pleased by the positive reception.

Since this is our fourth regional launch, we were able to apply what we've learned from our previous market launches to optimize the content programming library and marketing.

In our first week of service, we attracted more free trial members than we did in our first week of service in Canada, so we are hopeful of a Canada-like success in the Nordics.

Nordics members are not in our Q3 results, since the launch was in October.

U.K. and Ireland

As announced in August, we are currently over 1 million members strong in the U.K. and Ireland and continued to see strong growth in Q3.

The U.K./Ireland market is expensive for content due to the competition with Sky and Amazon LOVEFiLM. We are very happy to be ahead of LOVEFiLM, and intend to continue to expand our content and grow our members rapidly. As we expected, the U.K./Ireland market will take materially longer than Canada to get to profitability, given the high level of competition and the continued expansion of our content.

Latin America

We have over 1 million members in Latin America, and there are over 50 million broadband households across these growing economies.

Our service is working very well and voluntary churn is low in most of the region. We are growing rapidly, and we continue to add more content, especially in Brazil. Per-member viewing is up substantially from launch one year ago. We are outpacing all of our competitors.

The biggest issue holding back much stronger growth is payments. For a variety of reasons, many Latin American broadband households are leery of, or unable to, provide debit/credit cards that can be accepted over the Internet. For those who do provide us debit/credit cards, we see higher rates of payment declines than in our other markets. Since these are households who are successfully paying for home broadband, we should be able to improve our effectiveness. We are working hard on all avenues to address these issues and accelerate our growth. In the long term, as ecommerce further develops in Latin America, these issues will lessen.

It will take longer than we had planned to get to profitability in Latin America, but we are confident that this will be a very large and profitable market for us long term.

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Canada

Canada continues to be a very strong market for us. Two years have passed since launch, and our subscriber growth is steady to slightly accelerating. Both retention and engagement are high among our Canadian members.

We expanded our profitability in Canada in Q3 as revenue grew more quickly than content expense, and we intend to steadily expand our contribution margin over time, even as we continue to add more content.

Total International Results & Outlook

Total international contribution loss of $92 million was slightly higher than the $89 million loss in Q2, as we decided to capitalize on our strong U.K./Ireland momentum by investing additionally in our content library to drive more membership growth and more viewing.

In Q4, as we launched the Nordics, we expect international contribution losses to increase to approximately $113 million (guidance midpoint) as we will have incremental content and marketing expenses but minimal revenue yet from this market. We intend this to be our peak quarter of international losses, and expect international losses will decline quarter by quarter next year. Once we've substantially reduced international losses, and with Netflix then being solidly profitable on a global basis, we will launch our next round of international expansion.

Our aggressive investments today in international expansion have laid the foundation for building long-term profitable franchises in these markets, just as we have already done in Canada. Consumers around the world want Internet TV, and we are providing it for them in each of our markets.

Streaming Competition

With big markets comes competition. Since the transition from linear TV to Internet TV provides a staggeringly large long-term opportunity, it is not surprising that we are seeing more competitors vying for consumers' time and money.

One class of competitors are MVPDs and around the world they are getting better, offering on-demand services through DVRs, and TV Everywhere extensions like Xfinity.com. The prices charged by cable and satellite services are generally $50 to $100 per month, and we are a supplemental entertainment choice in comparison to these competitors. When we compare our viewing growth in those U.S. markets served by leading MVPDs offering TV Everywhere, versus the nation as a whole, we don't see any difference. The implication is that even the best TV Everywhere isn't yet an attractive alternative to Netflix viewing for Netflix members.

Another class of competitors is other low-cost, globally-ambitious Internet subscription services. The big four are Netflix, Hulu, Amazon, and HBO. We each have unique strategies to win share of consumers' time and spending. Three of us are Internet firms with mostly licensed content, all getting into original content. One of us (HBO) is an original content firm getting into the Internet subscription business. It is

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possible that several of us of will be successful since some consumers will subscribe to multiple services, each of which has unique content.

Hulu operates in Japan and the U.S. and is a joint venture owned by News Corp., Disney, and Comcast. While there are now around 2 million Hulu Plus members in the U.S., the ownership of Hulu makes it a wild-card in terms of future evolution as a global competitor. We believe in terms of U.S. viewing, Hulu is currently our closest U.S. competitor. Hulu is investing in producing original content. Hulu has commercial interruptions in their paid and free service, unlike Netflix, Amazon and HBO.

Amazon is taking different strategies in the U.K. and the U.S. In the U.K., Amazon bought the LOVEFiLM DVD rental service early in 2011, presumably as a launch vehicle for streaming. For most of 2011, LOVEFiLM streaming was only available bundled with DVD rental and in late 2011, LOVEFiLM started offering a standalone streaming service. Netflix and Amazon LOVEFiLM now compete in the U.K. with similar price points. In the U.K., Amazon has Prime, but has not chosen to include streaming video as part of Prime. Our analysis of viewing and content says we are already modestly ahead in streaming viewing and content library, which we are very happy about given the large head-start LOVEFiLM had in the region. Our content is substantially distinct from LOVEFiLM's content. We will keep investing in better content, and improving our member experience, which benefits from our global focus on streaming.

In the U.S., Amazon is bundling streaming with its Prime shipping service, instead of with DVD rental. The majority of our most popular content is unavailable on Amazon Prime Instant Video, per the discussion above in the Domestic Streaming Content section. Our members tell us they'd like more content, not less, so we feel good about our relative content offering. Amazon is investing in original exclusive content as well. Our estimate is that viewing of Amazon Prime Instant Video has yet to pass that of Hulu.

HBO is planning to launch a direct-to-consumer Internet subscription service in the Nordics, matching our low price point. This will be the first test of our relative strengths in stand-alone subscription video-on-demand. We think it will make strategic sense eventually for HBO to go direct-to-consumer in the U.S., and become more of a competitor to Netflix; so, that is our operating assumption, and we are looking forward to competing in the Nordics.

Since many consumers in that eventuality would subscribe to both HBO and Netflix, we would compete like any two networks today. Our content is distinct from their content. Today we think the U.S. viewing of HBO GO by HBO's approximately 29 million domestic subscribers has yet to equal overall viewing of Hulu or Amazon Prime.

Finally, to be more complete in our assessment, we also compete for time with piracy, ad-supported streaming services, pay-per-view/VOD and linear programming. In most markets there are now local competitors, such as Sky's Now TV in the U.K. and Viasat's Viaplay in the Nordics. And there will surely be more who will try to build a compelling subscription streaming offering against Netflix, Hulu, Amazon and HBO.

Against each of our competitors we have some mix of better exclusive content, better member experience, and a clearer brand identity. We are working to expand these advantages to win even more of those moments of truth when consumers decide on any given evening what service they turn to first when looking for entertainment. Despite this increasing competition, our per member viewing continues to rise.

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Original Programming

Our goal is to produce unique and compelling serialized content for a cost comparable to similar licensed exclusive content, using these original series to strengthen our reputation and build deeper emotional ties to consumers. If we are as successful with originals as we think we will be in Q1, then the attention paid to Netflix will be positive and substantial, and we'll have more people joining Netflix than we would otherwise.

Our first streaming content type was movies. Then we added licensed prior-season television. This third category of content is first window premiere of exclusive serialized episodic television.

We are now in full production of four original series to debut exclusively on Netflix in 2013, plus a second season of “Lilyhammer,” which debuted on Netflix last February.

On February 1st, we'll release in all of our markets the entire first season (13 episodes) of David Fincher's “House of Cards” starring Kevin Spacey and Robin Wright. The first few episodes are nearly done and we are delighted with the results. Typically when one discovers a new show on linear TV they get the joy of watching a new episode only to have to wait a week or more to see the next one. We are releasing all the episodes at once because that is the better member experience that comes from Internet TV.

Later in the spring we will be bringing Netflix members the long-awaited fourth season of “Arrested Development,” a show that has grown astonishingly in popularity in the six years it has been off-air and which now has a large global base of fans awaiting season four. Like our other originals, this will only be available on Netflix within our markets.

After that comes “Hemlock Grove,” a horror thriller from scare king Eli Roth, starring Famke Janssen, Dougray Scott and Lili Taylor, then “Orange is the New Black,” a prison dramedy from “Weeds” creator Jenji Kohan starring Taylor Schilling and Jason Biggs, and lastly, season two of “Lilyhammer”.

If you step back a decade, our first competence as a company was DVD-by-mail. Next, we figured out how to succeed in streaming of TV shows and movies. Then we started expanding internationally, one market at a time, learning as we grew. Like our global expansion, we will take our original programming expansion step by step, getting better along the way.

Embarking on original series has implications from a cash flow standpoint. Our cash expense for originals is quite front loaded, compared to the P&L expense on these deals. We'll often pay for the entire 5-10 year license all in the first few years. Q4 of this year will be the first quarter in which our originals start to become a material use of cash relative to the P&L. More on this topic below in the FCF section.
Improving Streaming Member Experience

Our better member experience is key to staying ahead of the competition, and increasing consumer engagement. When most companies grow, they see their engagement metrics drop, while we see the opposite, with hours viewed per member continuing to climb despite our already large scale. Crucial to driving hours viewed are the efforts of our product teams, who during the quarter launched several improvements to the Netflix experience.

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A key thing that sets Netflix apart is our algorithms for personalization, which help members find content they will enjoy, and lead to increased viewing for any given set of content. Compared to simplistic “most popular” merchandising, our algorithms add much enjoyment to our members' experience. We continue to A/B test new algorithms, and our rate of learning is faster than any competitor because we have a larger membership from which to learn.

On the visual side, this quarter we launched a new and improved UI for smart phones (both iPhone and Android), which allows for richer content browsing on devices. In addition, we launched our first multi-device experience: smartphones (both Android and iPhones) can now be used to control the Netflix TV experience via the PS3. As this interaction model becomes more common among our members, we'll improve the experience to match the need, adding more functionality and expanding the device reach.

To increase consumer engagement, we launched an improved post-play experience on the website and the PS3 (with other devices to follow soon), which makes it even easier to play subsequent episodes and offer relevant suggestions at the end of movies.

As a sign of our achievements in the area of product development and the technical advancement of television, we were delighted to receive this month our first Emmy from the Academy of Television Arts and Sciences for Outstanding Achievement in Engineering Development.
DVD

DVD subscriptions declined this quarter to 8.6 million, at the better end of our guidance range. Over two-thirds of these DVD members also subscribe to our streaming service. We expect DVD subscriptions to continue their decline but we're pleased the decline slowed in Q3. DVD is a great reference format, and we carry nearly every DVD ever published. We continue to see minimal service-related impacts from the first round of USPS processing center reductions that took effect in the first week of July.

The domestic DVD segment delivered $131 million of contribution profit in Q3, representing a 48% contribution margin, higher than the 46% margin in Q1 and Q2 due to a lower rev share mix this quarter. We anticipate contribution margin will be up slightly in Q4, and then down sequentially from Q4 to Q1 as usage increases in Q1 and the expected USPS rate increases take effect in January.

Global Profitability: Q3 Results & Q4 Outlook

We remained profitable this quarter with $8 million of net income, and $0.13 EPS. Compared to Q2, net income was essentially flat, as increased domestic streaming contribution profit (up $8 million) more than offset a $3 million decline of DVD contribution profit, a $3 million increase in international losses, and a $2 million increase in global operating expenses.

Our combined U.S. business remains strong. Excluding international contribution losses, we will generate over $400 million of operating income this year after covering global operating expenses. As expected, in Q4, we will likely move to a consolidated loss because of our initial launch investment in the Nordics.

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Free Cash Flow & Content Commitments

In Q3, as expected, negative free cash flow of $20 million trailed net income of $8 million, and we ended the quarter with $798 million in cash, cash equivalents and short-term investments. Significant uses of cash in the quarter (relative to net income) were cash payments for content (in excess of the P&L expense), cash payments for PP&E (including cache boxes for our Open Connect program), and reductions in miscellaneous accounts payable and accrued expenses.

As we've highlighted, our movement into original programming will require more up-front cash payments than our typical content licensing agreements, beginning in Q4 and increasing in 2013. So, due to initial cash payments for originals, in addition to other cash payments for content in excess of P&L expense, we anticipate negative FCF for several quarters. We have enough cash on hand to fund our planned originals in addition to our ongoing expenses, maintain an adequate reserve, and then return to positive FCF. We believe the investment in originals is wise, and we will evaluate the performance of the slate next year to determine at what level we should fund additional originals.

We have invested heavily over the past two years in building our global content library, and as a result, the corresponding contractual obligations have ramped significantly. While we are still adding new shows and movies to the service every quarter, and our engagement is growing, our content obligations have stabilized. In particular, our total streaming commitments at the end of Q3 were flat sequentially at $5.0 billion, with $2.1 billion due within the next 12 months. Of note, our content licenses and corresponding obligations are our major cost of revenues. And, as we point out each time we reference obligations, the $5.0 billion represents the known minimum obligation amounts, but does not include obligations that we cannot quantify but could be significant.

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Business Outlook

Q4 2012 Guidance
Domestic Streaming:
Total Subscriptions	26.4 m to 27.1m
Paid Subscriptions	24.9 m to 25.4 m
Revenue	$581 m to $588 m
Contribution Profit	$94 m to $102 m

International Streaming
Total Subscriptions	5.2 m to 5.9 m
Paid Subscriptions	4.25 m to 4.75 m
Revenue	$90 m to $100 m
Contribution Profit (Loss)	($119 m) to ($107 m)

Domestic DVD:
Total Subscriptions	7.85 m to 8.15 m
Paid Subscriptions	7.7 m to 8.0 m
Revenue	$248 m to $255 m
Contribution Profit	$117 m to $129 m

Consolidated Global:
Net Income (Loss)	($13 m) to $2 m
EPS	($0.23) to $0.04

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Summary

We believe Internet TV will grow for the next few decades, and that some firms will build extremely valuable businesses providing consumers an incredible, personalized Internet TV experience.

Society has had over 50 years of linear TV dominance where channel owners decide what and when people can enjoy content. With Internet TV, consumers get power, control and convenience. They can decide what, when, and where they want to watch. They can pause and resume anytime. They can enjoy content on a broad range of amazing devices.

Internet TV is the future of television, and we are leading the change.

Sincerely,

Reed Hastings, CEO	David Wells, CFO

Conference Call Q&A Session

Netflix management will host a webcast Q&A session at 3:00 p.m. Pacific Time today to answer investor questions not addressed in this letter. Please email your questions to ir@netflix.com. The company will read the questions aloud on the call and respond to as many questions as possible. After email Q&A, we will also open up the phone lines to answer additional questions not covered by the email Q&A or this letter.

The live webcast, and the replay, of the earnings Q&A session can be accessed at ir.netflix.com. The telephone # for the call is (760) 666-3613.

IR Contact:	PR Contact:
Ellie Mertz	Jonathan Friedland
VP, Finance & Investor Relations	Chief Communications Officer
408 540-3977	310 734-2958

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Use of Non-GAAP Measures

This shareholder letter and its attachments include reference to the non-GAAP financial measure of free cash flow. Management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments and for certain other activities. However, this non-GAAP measure should be considered in addition to, not as a substitute for or superior to, net income, operating income and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of this non-GAAP measure is contained in tabular form on the attached unaudited financial statements.

Forward-Looking Statements

This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding contribution margin; growth of broadband penetration; improvements to our service; size of domestic streaming opportunity; continued improvement in content offerings; growth and business outlook in our international markets; international contribution losses and launch timing of additional international market; competition; release timing of original programming; DVD member losses and contribution margin; free cash flow and usage of cash; member growth, including total and paid; revenue, and contribution profit (loss) for both domestic (streaming and DVD) and international operations as well as net income and earnings per share for the fourth quarter of 2012. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively; the continued availability of content on terms and conditions acceptable to us; maintenance and expansion of device platforms for instant streaming; fluctuations in consumer usage of our service; disruption in service on our website and systems or with third-party computer systems that help us operate our service; competition and widespread consumer adoption of different modes of viewing in-home filmed entertainment. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 10, 2012. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

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Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Revenues	$905,089	$889,163	$821,839	$2,664,043	$2,329,002
Cost of revenues:
Subscription	602,165	583,636	471,823	1,749,816	1,277,018
Fulfillment expenses	60,473	59,792	64,794	180,183	187,728
Total cost of revenues	662,638	643,428	536,617	1,929,999	1,464,746
Gross profit	242,451	245,735	285,222	734,044	864,256
Operating expenses:
Marketing	113,233	118,224	89,108	367,357	288,350
Technology and development	82,521	81,547	69,480	246,869	178,250
General and administrative	30,562	29,810	29,792	89,464	83,460
Total operating expenses	226,316	229,581	188,380	703,690	550,060
Operating income	16,135	16,154	96,842	30,354	314,196
Other income (expense):
Interest expense	(4,990)	(5,006)	(4,915)	(14,970)	(15,083)
Interest and other income (expense)	801	(493)	1,696	192	3,574
Income before income taxes	11,946	10,655	93,623	15,576	302,687
Provision for income taxes	4,271	4,491	31,163	6,321	111,780
Net income	$7,675	$6,164	$62,460	$9,255	$190,907
Net income per share:
Basic	$0.14	$0.11	$1.19	$0.17	$3.63
Diluted	$0.13	$0.11	$1.16	$0.16	$3.53
Weighted average common shares outstanding:
Basic	55,541	55,526	52,569	55,508	52,599
Diluted	58,729	58,809	53,870	58,829	54,008

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Netflix, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except share and par value data)

	As of
	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$370,298	$508,053
Short-term investments	428,057	289,758
Current content library, net	1,335,769	919,709
Prepaid content	33,152	56,007
Other current assets	57,742	57,330
Total current assets	2,225,018	1,830,857
Non-current content library, net	1,366,566	1,046,934
Property and equipment, net	133,603	136,353
Other non-current assets	83,646	55,052
Total assets	$3,808,833	$3,069,196
Liabilities and Stockholders' Equity
Current liabilities:
Content liabilities	$1,280,885	$935,036
Accounts payable	91,511	86,992
Accrued expenses	70,681	54,231
Deferred revenue	155,146	148,796
Total current liabilities	1,598,223	1,225,055
Non-current content liabilities	1,030,979	739,628
Long-term debt	200,000	200,000
Long-term debt due to related party	200,000	200,000
Other non-current liabilities	62,791	61,703
Total liabilities	3,091,993	2,426,386
Stockholders' equity:
Common stock, $0.001 par value; 160,000,000 shares authorized at September 30, 2012 and December 31, 2011; 55,545,531 and 55,398,615 issued and outstanding at September 30, 2012 and December 31, 2011, respectively	56	55
Additional paid-in capital	281,593	219,119
Accumulated other comprehensive income, net	3,006	706
Retained earnings	432,185	422,930
Total stockholders' equity	716,840	642,810
Total liabilities and stockholders' equity	$3,808,833	$3,069,196

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Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Cash flows from operating activities:
Net income	$7,675	$6,164	$62,460	$9,255	$190,907
Adjustments to reconcile net income to net cash provided by operating activities:
Additions to streaming content library	(744,714)	(374,252)	(539,285)	(1,883,859)	(1,344,187)
Change in streaming content liabilities	274,196	(39,947)	313,781	631,802	819,909
Amortization of streaming content library	410,947	375,997	187,446	1,126,680	417,849
Amortization of DVD content library	13,132	16,304	23,000	49,482	73,990
Depreciation and amortization of property, equipment and intangibles	11,128	11,047	11,913	33,506	31,921
Stock-based compensation expense	18,472	18,450	15,705	56,254	43,505
Excess tax benefits from stock-based compensation	(111)	(307)	(11,761)	(4,173)	(45,283)
Other non-cash items	(2,078)	(1,579)	(1,745)	(5,176)	(3,472)
Deferred taxes	(15,606)	—	(5,281)	(26,449)	(14,190)
Changes in operating assets and liabilities:
Prepaid content	15,358	4,503	(17,335)	22,855	(14,928)
Other current assets	(3,476)	(8,077)	(8,578)	188	4,935
Accounts payable	(6,652)	601	(7,052)	(7,807)	3,949
Accrued expenses	15,294	6,854	23,489	23,931	59,241
Deferred revenue	2,356	2,188	13,992	6,350	33,746
Other non-current assets and liabilities	4,229	1,746	(11,218)	6,112	(5,646)
Net cash provided by operating activities	150	19,692	49,531	38,951	252,246
Cash flows from investing activities:
Acquisitions of DVD content library	(8,586)	(8,012)	(20,826)	(30,126)	(62,010)
Purchases of short-term investments	(67,779)	(63,303)	(7,673)	(430,549)	(100,536)
Proceeds from sale of short-term investments	52,172	48,173	37	272,680	31,508
Proceeds from maturities of short-term investments	2,695	12,715	1,805	23,685	18,440
Purchases of property and equipment	(13,883)	(3,644)	(14,080)	(22,293)	(39,026)
Other assets	1,857	3,132	(844)	6,323	1,419
Net cash used in investing activities	(33,524)	(10,939)	(41,581)	(180,280)	(150,205)
Cash flows from financing activities:
Proceeds from issuance of common stock upon exercise of options	318	524	4,409	2,066	18,589
Financing costs	—	(371)	—	(759)	—
Repurchases of common stock	—	—	(39,602)	—	(199,666)
Excess tax benefits from stock-based compensation	111	307	11,761	4,173	45,283
Principal payments of lease financing obligations	(587)	(577)	(526)	(1,723)	(1,547)
Net cash provided by (used in) financing activities	(158)	(117)	(23,958)	3,757	(137,341)
Effect of exchange rate changes on cash and cash equivalents	1,579	(2,377)	—	(183)	—
Net increase (decrease) in cash and cash equivalents	(31,953)	6,259	(16,008)	(137,755)	(35,300)
Cash and cash equivalents, beginning of period	402,251	395,992	175,207	508,053	194,499
Cash and cash equivalents, end of period	$370,298	$402,251	$159,199	$370,298	$159,199

	Three Months Ended			Nine Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Non-GAAP free cash flow reconciliation:
Net cash provided by operating activities	$150	$19,692	$49,531	$38,951	$252,246
Acquisitions of DVD content library	(8,586)	(8,012)	(20,826)	(30,126)	(62,010)
Purchases of property and equipment	(13,883)	(3,644)	(14,080)	(22,293)	(39,026)
Other assets	1,857	3,132	(844)	6,323	1,419
Non-GAAP free cash flow	$(20,462)	$11,168	$13,781	$(7,145)	$152,629

15

Netflix, Inc.
Segment Information
(unaudited)
(in thousands)

	As of / Three Months Ended			As of / Nine Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Domestic Streaming
Total subscriptions at end of period	25,101	23,938	—	25,101	—
Paid subscriptions at end of period	23,801	22,686	—	23,801	—

Revenue	$556,027	$532,705	$—	$1,595,397	$—
Cost of revenues and marketing expenses	465,079	449,533	—	1,354,769	—
Contribution profit	90,948	83,172	—	240,628	—
International Streaming
Total subscriptions at end of period	4,311	3,624	1,480	4,311	1,480
Paid subscriptions at end of period	3,689	3,024	989	3,689	989

Revenue	$77,744	$64,973	$22,687	$186,142	$53,862
Cost of revenues and marketing expenses	170,121	154,400	46,005	470,629	97,268
Contribution profit (loss)	(92,377)	(89,427)	(23,318)	(284,487)	(43,406)
Domestic DVD
Total subscriptions at end of period	8,606	9,240	—	8,606	—
Paid subscriptions at end of period	8,465	9,145	—	8,465	—

Revenue	$271,318	$291,485	$—	$882,504	$—
Cost of revenues and marketing expenses	140,671	157,719	—	471,958	—
Contribution profit	130,647	133,766	—	410,546	—
Total Domestic (Streaming + DVD)
Total unique subscribers at end of period	27,507	26,494	23,789	27,507	23,789
Paid unique subscribers at end of period	26,203	25,230	22,843	26,203	22,843

Revenue	$827,345	$824,190	$799,152	$2,477,901	$2,275,140
Cost of revenues and marketing expenses	605,750	607,252	579,720	1,826,727	1,655,828
Contribution profit	221,595	216,938	219,432	651,174	619,312
Consolidated
Total unique subscribers at end of period	31,818	30,118	25,269	31,818	25,269
Paid unique subscribers at end of period	29,892	28,254	23,832	29,892	23,832

Revenue	$905,089	$889,163	$821,839	$2,664,043	$2,329,002
Cost of revenues and marketing expenses	775,871	761,652	625,725	2,297,356	1,753,096
Contribution profit	129,218	127,511	196,114	366,687	575,906
Other operating expenses	113,083	111,357	99,272	336,333	261,710
Operating income	16,135	16,154	96,842	30,354	314,196
Other income (expense)	(4,189)	(5,499)	(3,219)	(14,778)	(11,509)
Provision for income taxes	4,271	4,491	31,163	6,321	111,780
Net income	$7,675	$6,164	$62,460	$9,255	$190,907

16